EXHIBIT 99.1

HD Partners Acquisition Corporation

Announces Results of

Special Meeting of Stockholders

Santa Monica, CA (January 31, 2008) — HD Partners Acquisition Corporation (“the Company”) (AMEX: HDP, HDP-U, HDP-WT) today held its Special Meeting of Stockholders to vote on the proposed acquisition by the Company of the professional racing assets of the National Hot Rod Association.  The Company filed its definitive Proxy Statement regarding the proposed acquisition with the Securities and Exchange Commission on December 24, 2007.

At today’s Special Meeting of Stockholders, the proposal to acquire the professional racing assets of the National Hot Rod Association’s professional racing assets was not approved by the Company’s stockholders. Pursuant to its charter and the terms of its initial public offering, the Company is not permitted to pursue any other transactions; the Company will shortly begin the process of liquidating and dissolving itself in accordance with its charter and applicable law. As a result, it expects that the amounts held in its trust account, together with interest (net of applicable taxes), will be returned to the Company’s public stockholders. No payments will be made in respect of the Company’s outstanding warrants or to any of its initial stockholders with respect to the shares owned by them prior to the initial public offering. The Company intends to prepare and mail to its stockholders a proxy statement seeking approval to effect the liquidation and dissolution.  The Company will proceed to liquidate and stockholders will not need to tender their shares of stock to the transfer agent until the plan of liquidation is approved by the Company and the stockholders.

HD Partners Acquisition Corporation is a special purpose acquisition company formed in 2005 for the purpose of effecting merger, capital stock exchange, asset acquisition or other similar business combination, with one or more domestic or international operating businesses, in the media, entertainment or telecommunications industries.

Public and Investor Relations Contact:

Robert Meyers, Chief Financial Officer

HD Partners Acquisition Corporation

bob@hdpartnersacquisition.com

310-209-8308, ext. 3